EXHIBIT 5.13

July 9, 2025

VIA EDGAR

Galiano Gold Inc. (the "Company")

Re:	Registration Statement on Form F-10 (the "Registration Statement")

I hereby consent to the use of my name in connection with references to my involvement in the preparation and inclusion of the mineral resource estimates for the Nkran, Abore and Adubiaso deposits, with an effective date of December 31, 2024 (the "Mineral Resource Estimates") and to references to the Mineral Resource Estimates, or portions thereof, in the Registration Statement and to the inclusion and incorporation by reference of the information derived from the Mineral Resource Estimates related to me in the Registration Statement.

Sincerely,

/s/ Eric Chen
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Eric Chen, P.Geo.